[LETTERHEAD OF FRANK J. HARITON, ATTORNEY-AT-LAW]

                                                               February 15, 2013
Loan Lauren P. Nguyen, Special Counsel
Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549

Re: Earn-A-Car Inc. (F/K/A Victoria Internet Services, Inc.) (the "Registrant") Amendment Number 3 Form 8-K
     Filed December 14, 2012
     File No. 333-165391

Dear Ms. Nguyen:

     This letter is to advise you that the Registrant's CEO is traveling overseas through February 20, 2013 and that we anticipate responding to your letter, dated January 8, 2013, ten business days after his return, which would be March 7, 2013.

     If anything changes with this timetable I will advise you in writing.

                                               Very truly yours,


                                               /s/ Frank J. Hariton
                                               ---------------------------------
                                               Frank J. Hariton